NATIONAL PENN
BANCSHARES, INC.
[logo ommitted]                                                PRESS RELEASE


         Immediate
         Wayne R. Weidner - (610) 369-6282

                      DONALD WORTHINGTON NAMED CHAIRMAN OF
                      NATIONAL PENN'S FIRSTSERVICE DIVISION

          DOYLESTOWN, PA, December 15, 2003 - Donald P. Worthington, executive vice president of National Penn Bank and president of National Penn's FirstService Division, was named chairman of the FirstService Division, effective March 1, 2004. The announcement was made by Wayne R. Weidner, chairman of National Penn Bank.

          Worthington will replace John C. Spier who has announced that he will step down from his current positions at National Penn on March 1, 2004 to pursue other interests. Mr. Worthington will also succeed to Mr. Spier's position as a director of National Penn Bancshares, Inc. and National Penn Bank. Mr. Spier will become a consultant to National Penn, focusing on long-range strategy and marketing.

          "Don's efforts in developing the FirstService franchise, as well as his support in helping National Penn integrate FirstService into the National Penn family, have made a valuable contribution to our organization," Weidner stated.

          Prior to joining National Penn in February 2003 as part of the FirstService acquisition, Worthington served as executive vice president of FirstService Bank. Mr. Worthington is very active in community affairs and currently serves as a director of the Regency Foundation, the Christian Counseling Center of Bucks County, The Theological Seminary of Port-au-Prince, Mission Projects Fellowship, GLAD Corporation, and Christ Home for Children.

          Additionally, Blair T. Rush, executive vice president of National Penn Bank, was named president of the FirstService Division. Mr. Rush will assume his new role concurrently with Mr. Worthington.

          Prior to joining National Penn Bank, Rush served as Executive Vice President of FirstService Bank. He is a graduate of Delaware Valley College and PBA Central Atlantic Advanced School of Banking at Bucknell University. Mr. Rush is active with the North Penn United Way, North Penn Boys and Girls Club, and Pennridge youth sports.

          According to Mr. Spier, "After thirty one years as a banker, including the successful formation of FirstService Bank and the completion of our merger with National Penn, I have decided to take a new direction. I am looking forward to being more active with the charitable Christian organizations with which I am involved. The FirstService Division will be in great hands with Don and Blair. I wish them, Wayne Weidner and all of the wonderful employees and friends at FirstService and National Penn all the success in the world."




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          National Penn Bancshares, Inc. is a $3.4 billion company operating 66 community offices in southeastern Pennsylvania through National Penn Bank and the FirstService and HomeTowne Heritage Bank Divisions. Trust and investment management services are provided through Investors Trust Company and FirstService Capital; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; insurance services are provided through FirstService Insurance Agency; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.


This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.

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